Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Tenable Holdings, Inc. 2018 Equity Incentive Plan and the Tenable Holdings, Inc. 2018 Employee Stock Purchase Plan of our reports dated February 27, 2026, with respect to the consolidated financial statements and schedule of Tenable Holdings, Inc. and the effectiveness of internal control over financial reporting of Tenable Holdings, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2025, filed with the Securities and Exchange Commission.
/s/ Ernst & Young LLP
Baltimore, Maryland
February 27, 2026